**BINDING ACQUISITION AGREEMENT**

**STRICTLY PRIVATE AND CONFIDENTIAL**

This Binding Acquisition Agreement ("Agreement") is entered into as of 18 Feb 2026

**PARTIES**

**BETWEEN:**

**(1) SELLER:**

**Frers Family Office GmbH**, a German private limited company, registered in the commercial register of the local court of Paderborn under HRB 16723 with business address at Johannestrasse 6, 33129 Delbrück, Germany

(hereinafter referred to as "**FFO**" or the "**Seller**")

represented by Klaus Dieter Frers, Geschäftsführer (Managing Director)

**AND**

**(2) BUYER:**

**Tejas Core Techsystems Inc.**, a U.S. corporation registered in the company's register of Wyoming under registration no. 2097361, with registered business address at 30 N Gould St. Ste R, Sheridan, WY 82801, USA and with office address at Ives Dairy Road, Suite 228, Miami, Florida 33179, United States

(hereinafter referred to as "**Tejas**" or the "**Buyer**")

represented by Yogesh Choudhary, Chief Executive Officer

(FFO and Tejas are collectively referred to as the "**Parties**" and individually as a "**Party**")

**RECITALS**

**WHEREAS:**

**A.** Paragon GmbH & Co. KGaA, Delbrück, Germany ("**PGN**" or the "**Company**") is a Frankfurt Stock Exchange (Prime Standard) listed Tier 1 supplier to the automotive industry developing, producing and distributing forward-looking solutions in the field of automotive electronics, body kinematics and e-mobility.

**B.** PGN is a German partnership limited by shares (Kommanditgesellschaft auf Aktien), composed of:

- A management company, paragon GmbH ("**ManCo**"), which legally represents the company and manages its affairs but has no voting rights in the shareholders' meeting and no right to dividends; and

- Shareholders (Kommanditaktionäre) who hold the listed shares and have limited rights in comparison to shareholders in a stock corporation (Aktiengesellschaft, AG), requiring ManCo's consent for all material resolutions.

**C.** FFO currently holds 50.01% of the voting shares in PGN. The shares in ManCo are held equally by Mr. Klaus Dieter Frers and his wife Brigitte Frers and their son Niklas Frers. FFO, in turn, is held by Mr. Klaus Dieter Frers (98.6%) and Brigitte Frers (1.4%).

**D.** The Parties entered into a Memorandum of Understanding dated 12 December 2025 (the "**MoU**") expressing their mutual interest in a strategic investment transaction.

**E.** Tejas has completed due diligence review of PGN Group and the business to its satisfaction.

**F.** The Parties now wish to formalize and execute a binding share purchase transaction on the terms and conditions set forth in this Agreement.

**1. DEFINITIONS**

- **"Business Day"** means any day other than Saturday, Sunday or public holiday in Germany or the United States.
- **"Closing"** means completion of the purchase and sale of the Shares.
- **"Closing Date"** means the date Closing occurs, no later than 15 Business Days after satisfaction of all Conditions Precedent.
- **"FFO Shares"** means the percentage of FFO shares resulting in Tejas holding 49.9% economic interest in FFO initially, increasing to 50% upon delisting of PGN.
- **"ManCo Shares"** means 49% of the issued shares in ManCo.
- **"Material Adverse Effect"** means any event materially adversely affecting the business, operations, assets, financial condition or results of PGN Group.
- **"PGN Group"** means PGN and all subsidiaries.
- **"Purchase Price"** means EUR 30,000,000 subject to adjustments per Article 3.
- **"Shares"** means collectively the FFO Shares and ManCo Shares.
- **"Shareholders' Agreement"** means the agreement governing rights and obligations of FFO shareholders.

**2. SALE AND PURCHASE OF SHARES**

1. The Seller agrees to sell to the Buyer, and the Buyer agrees to purchase: (a) 49% of ManCo shares; and (b) such percentage of FFO shares as represents 49.9% economic interest in FFO, which shall automatically increase to 50% upon successful delisting of PGN from the Frankfurt Stock Exchange.
2. The Seller warrants full legal and beneficial ownership of the Shares, free from all liens, charges, encumbrances and third-party rights.
3. Upon Closing and payment, the Buyer shall acquire good and marketable title to the Shares free from all encumbrances.

**3. PURCHASE PRICE**

1. The Purchase Price is EUR 30,000,000, allocated among: (a) ManCo Shares; (b) FFO Shares; (c) FFO debt redemption; (d) tender offer financing; and (e) bond acquisition financing, with specific amounts to be agreed prior to Closing.
2. The Purchase Price shall be adjusted for: (a) working capital variance from target; (b) net indebtedness variance; and (c) excess cash, determined per agreed methodology.
3. On Closing, Buyer shall pay the adjusted Purchase Price by wire transfer to Seller's designated account.
4. Within 60 days post-Closing, Buyer shall deliver a Closing Statement with final adjustments. Seller has 30 days to object. Disputes shall be resolved by independent auditor.

## 4. TRANSACTION STRUCTURE

1. The EUR 30 million shall be used for: (a) FFO debt redemption (in consideration of which Tejas receives additional board representation); (b) tender offer to PGN minority shareholders; (c) bond acquisition offer; and (d) working capital.
2. FFO shall serve as the joint investment vehicle. The governance structure shall provide Tejas with 4 board seats (including non-voting Chairman with deadlock resolution authority) and FFO with 3 board seats, reflecting Tejas's financial contribution including debt redemption. The Parties shall execute a Shareholders' Agreement governing their relationship.
3. **Staged Ownership:** Tejas shall initially acquire 49.9% of FFO. Upon successful delisting of PGN from the Frankfurt Stock Exchange, Tejas's ownership shall automatically increase to 50% of FFO through transfer of an additional 0.1% from Seller at no additional consideration.
4. Tejas may provide future financing to PGN Group through FFO via convertible instruments or equity, with the objective of maintaining balanced governance while supporting growth.
5. Post-Closing, the Parties shall jointly conduct a tender offer to PGN shareholders and cooperate in good faith to delist PGN and take the Company private. The delisting shall trigger the automatic transfer of the additional 0.1% FFO shares to Tejas.

## 5. CONDITIONS PRECEDENT

**Buyer's Conditions:**

1. Seller's representations true and correct in all material respects as of Closing
2. Seller's compliance with covenants
3. No Material Adverse Effect
4. Governmental approvals obtained (BaFin, competition, FDI, lender/bondholder consents)
5. Corporate approvals from FFO and ManCo shareholders
6. Shareholders' Agreement executed
7. Key management retention agreements in place

8. Legal opinion from Seller's German counsel
9. Good standing certificates for FFO, ManCo and PGN
10. No injunctions prohibiting transaction

**Seller's Conditions:**

1. Buyer's representations true and correct in all material respects as of Closing
2. Buyer's compliance with covenants
3. Payment of Purchase Price
4. Buyer's financing obtained and funds available
5. Shareholders' Agreement executed
6. No injunctions prohibiting transaction

## 6. CLOSING

1. Closing shall occur no later than 15 Business Days after satisfaction of all Conditions Precedent, at a location mutually agreed by the Parties.
2. At Closing, Seller shall deliver: (a) share transfer instruments; (b) share certificates or book-entry confirmation; (c) board and shareholder resolutions approving sale; (d) updated share registers; (e) executed Shareholders' Agreement; (f) Disclosure Letter; (g) compliance certificate; (h) legal opinion; (i) good standing certificates; and (j) other reasonably requested documents.
3. At Closing, Buyer shall deliver: (a) Purchase Price payment; (b) executed Shareholders' Agreement; (c) compliance certificate; (d) proof of funds; (e) board resolution approving purchase; and (f) other reasonably requested documents.

## 7. GOVERNANCE AND BOARD COMPOSITION

1. **Board Composition:** PGN's supervisory board (Aufsichtsrat) shall consist of 7 members:
   - 3 members nominated by FFO/Frers family
   - 4 members nominated by Tejas (3 regular members + 1 Chairman)
2. **Chairman Rights:** The Chairman, nominated by Tejas, shall:
   - Not have voting rights on ordinary board matters
   - Have the deciding vote only in deadlock situations where the board is evenly split (3-3) on any matter
   - Preside over all board meetings and set meeting agendas
   - Not count toward quorum requirements for voting purposes
3. **Rationale for Additional Tejas Board Member:** The additional board member and Chairman position allocated to Tejas is in consideration of Tejas's commitment to: (a) redeem FFO's existing debt obligations; (b) finance the tender offer to PGN minority shareholders; (c) finance the bond acquisition offer; and (d) provide future financing to PGN Group.

4. **Voting and Quorum:** Ordinary board decisions require a simple majority of the 6 voting members (excluding Chairman). Quorum requires at least 4 voting members present (at least 2 from each Party). In deadlock situations (3-3 vote), the Chairman shall have the sole right to cast the deciding vote.
5. **Governance Structure:** The Parties shall establish a joint venture governance structure ensuring appropriate representation and decision-making authority. Management board composition requires mutual agreement between both Parties.
6. **Shareholders' Agreement:** The Parties shall execute a Shareholders' Agreement governing board procedures, voting rights, transfer restrictions, drag-along and tag-along rights, anti-dilution protections, information rights, deadlock resolution mechanisms, and exit mechanisms.

**8. SELLER'S REPRESENTATIONS**

Seller represents and warrants as of the date hereof and as of Closing:

1. **Organization:** FFO, ManCo and PGN are duly organized and validly existing. Seller has authority to execute this Agreement, which constitutes valid and binding obligations.
2. **Ownership:** Seller is sole legal and beneficial owner of the Shares, free from all liens and encumbrances. No voting trusts or proxies exist.
3. **Capitalization:** FFO holds 50.01% of PGN voting shares. ManCo shares held by Klaus Dieter Frers, Brigitte Frers and Niklas Frers. FFO held by Klaus Dieter Frers (98.6%) and Brigitte Frers (1.4%). Upon Closing, Tejas shall acquire 49% of ManCo and 49.9% of FFO, automatically increasing to 50% of FFO upon PGN delisting. All shares validly issued and fully paid. No outstanding options, warrants or conversion rights.
4. **No Conflicts:** This Agreement does not violate laws, articles of association, or material contracts, or require consents except for BaFin approval (if applicable), competition clearances (if applicable), and lender/bondholder consents.
5. **Financial Statements:** Audited consolidated financials for fiscal years 2022, 2023 and 2024, and unaudited interim financials as of December 31, 2025, fairly present PGN Group's financial position in accordance with German GAAP/IFRS.
6. **No Undisclosed Liabilities:** PGN Group has no material liabilities except those reflected in the December 31, 2025 financials or incurred in ordinary course thereafter.
7. **Absence of Changes:** Since December 31, 2025, business conducted in ordinary course with no Material Adverse Effect, no dividends, no material accounting changes, and no unusual transactions.
8. **Material Contracts:** All customer contracts exceeding EUR 500,000 annually, supplier contracts exceeding EUR 500,000 annually, loan agreements, material leases, IP licenses, and joint ventures are valid, binding and not in material breach.
9. **Compliance:** PGN Group complies in all material respects with all applicable German and EU laws, automotive industry regulations, product safety requirements, and data protection laws. All material permits held.

10. **Litigation:** No pending or threatened litigation, arbitration or governmental proceedings that would reasonably result in Losses exceeding EUR 250,000 individually or EUR 1,000,000 in aggregate.
11. **Intellectual Property:** PGN Group owns or has valid licenses to all material patents, trademarks, copyrights and trade secrets necessary for its business. No pending or threatened IP infringement claims.
12. **Assets:** PGN Group has good title to all owned real property and valid leasehold interests in leased property. Manufacturing facilities located in Delbrück, Germany. All material assets in good operating condition.
13. **Employees:** PGN Group employs employees. Complies with German labor laws and works council requirements. No pending strikes, disputes or material employment claims.
14. **Tax:** All tax returns filed and taxes paid through December 31, 2025. No ongoing tax audits or disputes. No outstanding tax liens.
15. **Environmental:** PGN Group complies in all material respects with environmental laws. Holds required environmental permits. No environmental contamination reasonably expected to result in material liability.
16. **No Broker's Fees:** No brokers engaged, for which Seller is solely responsible.

### 9. BUYER'S REPRESENTATIONS

Buyer represents and warrants:

1. **Organization:** Tejas is duly organized and validly existing. Tejas has authority to execute this Agreement, which constitutes valid and binding obligations.
2. **No Conflicts:** This Agreement does not violate laws, certificate of incorporation, bylaws, or material contracts.
3. **Financing:** Tejas has sufficient funds to pay the Purchase Price and costs, with no financing contingencies.
4. **Investment Intent:** Shares acquired for investment, not distribution. Tejas is an accredited investor and acknowledges Shares are not registered.
5. **Due Diligence:** Tejas has conducted independent investigation and relies solely on that and Seller's Warranties.
6. **No Broker's Fees:** No brokers engaged except as disclosed, for which Tejas is responsible.

### 10. PRE-CLOSING COVENANTS

1. **Conduct of Business:** Until Closing, Seller shall cause PGN Group to conduct business in ordinary course, preserve business organization and relationships, not take actions causing Material Adverse Effect, maintain insurance, and comply with laws.
2. **Access:** Seller shall provide Buyer reasonable access during normal business hours to properties, records, management and information, without unreasonable interference. All information subject to confidentiality obligations.

3. **Regulatory Approvals:** Each Party shall use best efforts to obtain required approvals and consents, notify the other of governmental communications, and cooperate on filings. Parties shall jointly prepare BaFin submission (if required) within 15 Business Days of execution.

4. **Exclusivity:** Until Closing or termination, Seller shall not solicit, discuss or agree to competing transactions involving the Shares or PGN Group assets. Breach results in liquidated damages of EUR 1,500,000 plus reimbursement of Buyer's documented transaction expenses.

## 11. CONFIDENTIALITY

1. Each Party shall maintain in strict confidence all non-public information received from the other Party, use it only for this transaction, and disclose only to advisers bound by confidentiality.

2. Exceptions: information that is public, previously possessed, independently developed, rightfully obtained from third parties, or required by law (with notice).

3. Upon termination, each Party shall return or destroy Confidential Information and certify such action.

4. No public announcements without prior written consent, except as required by law or stock exchange rules (with prior consultation).

## 12. POST-CLOSING COVENANTS

1. **Further Assurances:** Each Party shall execute additional documents and take actions reasonably requested to consummate the transaction.

2. **Transition:** For 12 months post-Closing, Klaus Dieter Frers and Seller shall provide up to 20 hours per month of cooperation for transition, knowledge transfer regarding key customers (particularly Tier 1 automotive OEMs), supplier relationships, and stakeholder introductions. Reasonable out-of-pocket expenses reimbursed.

3. **Non-Compete:** For 5 years post-Closing, Seller and Frers family members (except through FFO/PGN) shall not: (a) engage in automotive electronics, body kinematics or e-mobility businesses in Europe, North America or Asia; (b) solicit or hire PGN Group employees; (c) solicit or divert customers or suppliers of PGN Group; or (d) use confidential information. Exceptions: passive investments <5% in public companies, FFO/PGN activities, general job postings not targeted at PGN employees.

4. **Taxes:** Seller responsible for all PGN Group taxes for periods ending on or before Closing Date. Buyer responsible for periods after Closing. Straddle periods apportioned on per diem basis. Parties shall cooperate on preparation of returns and resolution of audits. Each Party shall bear its own professional fees except that costs of resolving pre-Closing tax matters borne by Seller.

5. **Records:** Each Party shall retain all books and records relating to PGN Group for 7 years post-Closing or longer if required by law. Reasonable access provided for tax, accounting, litigation or regulatory purposes upon 5 Business Days' notice.

## 13. INDEMNIFICATION

1. **By Seller:** Seller shall indemnify Buyer for Losses from: (a) breach of Seller's representations or covenants; (b) undisclosed pre-Closing liabilities; (c) pre-Closing third-party claims; (d) pre-Closing taxes; and (e) Seller's broker's fees.
2. **By Buyer:** Buyer shall indemnify Seller for Losses from: (a) breach of Buyer's representations or covenants; (b) Buyer's broker's fees; and (c) post-Closing operations.
3. **Procedures:** Indemnified Party provides prompt notice. Indemnifying Party may assume defense of third-party claims (with conditions). Indemnified Party may participate at own expense and approve settlements. Cooperation required.
4. **Mitigation:** Indemnified Party shall use reasonable efforts to mitigate Losses.
5. **Tax Treatment:** Indemnification payments treated as Purchase Price adjustment.

## 14. TERMINATION

1. **Termination Events:** This Agreement may be terminated: (a) by mutual consent; (b) by either Party if Closing has not occurred by 12 April 2026 (non-breaching Party only); (c) by either Party upon final non-appealable order prohibiting transaction; (d) by Buyer if Seller breaches and fails to cure within 30 days, Buyer's Conditions become impossible, or Material Adverse Effect occurs; (e) by Seller if Buyer breaches and fails to cure within 30 days, Seller's Conditions become impossible, or Buyer fails to pay Purchase Price.
2. **Effect:** Upon termination, Agreement becomes void except Exclusivity, Confidentiality, Termination, Dispute Resolution and General Provisions survive. Each Party bears own costs. Confidential Information returned. Termination does not relieve willful breaches.

## 15. DISPUTE RESOLUTION

1. Disputes shall first be resolved through 30-day good faith negotiation between senior executives.
2. If unresolved, disputes shall be finally settled by ICC arbitration with three arbitrators (each Party appoints one; those two appoint chairman), seated in Frankfurt, Germany, in English. Award is final, binding and enforceable. Each Party bears own costs; arbitrator and ICC fees shared equally.
3. Either Party may seek interim relief from courts to preserve status quo or prevent irreparable harm.
4. All arbitration proceedings shall be confidential except as required by law or to enforce award.

## 16. GENERAL PROVISIONS

1. **Governing Law:** German law applies without regard to conflict of laws principles.
2. **Entire Agreement:** This Agreement (with Schedules) and Transaction Documents constitute the entire agreement, superseding all prior agreements including the MoU dated 12 December 2025.

3. **Amendments:** Amendments require written instrument executed by both Parties. Waivers must be in writing. No failure to exercise rights operates as waiver.
4. **Notices:** Written notices effective upon: personal delivery, email confirmation (with copy by other method), one Business Day after courier, or five Business Days after registered mail. Address changes by written notice.
5. **Assignment:** No assignment without prior written consent. Agreement binds successors and permitted assigns.
6. **Severability:** Invalid provisions shall not affect remaining provisions. Parties shall negotiate replacement provisions.
7. **Counterparts:** May be executed in counterparts. Electronic delivery effective as original.
8. **No Third-Party Benefits:** Agreement solely for Parties' benefit.
9. **Expenses:** Each Party bears own costs except as otherwise provided.
10. **Time of Essence:** Time is of the essence.
11. **Currency:** All amounts in EUR unless specified.
12. **Force Majeure:** No liability for non-payment obligations delayed by events beyond reasonable control.
13. **Language:** English version controls.
14. **Publicity:** Joint approval required for press releases except as required by law/exchanges.

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**EXECUTION**

**IN WITNESS WHEREOF,** the Parties have executed this Agreement as of the date first written above.

**FRERS FAMILY OFFICE GMBH**

By: ______________________
Klaus Dieter Frers, Geschäftsführer
Date: ______________

**TEJAS CORE TECHSYSTEMS INC.**

By: ______________________
Yogesh Choudhary, CEO
Date: ______________